Exhibit 99 to Form 3
                               CNE Group, Inc. on
                          Behalf of Michael J. Gutowski

Note 1:   Ownership held JTWROS with wife, Carol L. Gutowski.

Note 2: The reported securities are attached to 4,867,937 shares of CNE Group, Inc. Class C Preferred Stock acquired April 23, 2003.